Exhibit 10.23

December 6, 2022

John Dunn

Via Electronic Delivery

Dear John,

On behalf of The Shyft Group, Inc., and its subsidiaries (the "Company"), we are pleased to offer you the position of President of Fleet Vehicles and Services. We are very excited about the potential that you bring to the Company and we look forward to you joining our team. We believe that your background, experience, and skill set will be an ideal fit as we move the business to the next level and to help drive future success.

In this role, you will be an Executive Officer of the Company and subject to Rule 16 of the Securities Exchange Act of 1934 related to ownership of or transactions in the Company's securities ("Section 16 Officer").

The following summarizes the components of our offer of employment. If you find these terms acceptable, please sign and date where indicated, and return a scanned copy to my attention by December 7, 2022. Your start date will be a mutually agreeable date on or before February 1, 2023.

Workplace Location and Reporting Relationship

You will report directly to Daryl Adams, President & CEO of The Shyft Group. Your primary place of employment will be the Plymouth facility located at 47632 Halyard Dr., Plymouth, Ml 48170, with frequent travel expected to other company facilities and occasional other travel.

Compensation

Your annual base salary will be $450,000, less applicable withholdings and payroll deductions. This position is classified as exempt and you will be paid bi-weekly. You will be eligible for a merit increase in 2024.

Annual Incentive Compensation

You are approved to participate in the 2023 Annual Incentive Compensation ("AIC") plan, prorated based on your start date. The target level for this bonus is 65% of your annual base salary. The actual payout can range from 0% to 200% of target and depends on the achievement of corporate, segment and individual performance metrics. Payment of AIC is dependent upon continued employment as of the date the compensation is paid. AIC details are defined by and subject in all respects to The Shyft Group Annual Incentive Compensation Policy, as may be amended from time to time. All AIC awards are subject to approval by the President and CEO, Chief Human Resources Officer, and the Human Resources and Compensation Committee (the "Committee") of the Board of Directors (the "Board").

Long-Term Incentive Compensation

You are also approved to participate in the Long-Term Incentive Compensation ("LTIC") plan beginning in 2023, pursuant to which the Committee has the discretionary authority to issue equity awards, including annual awards that are typically in the form of Restricted Stock Units ("RSU") and Performance Stock Units ("PSU").

The target level that the Committee will consider for your LTIC participation percentage will be 125% of your annual base salary. We expect your first RSU/PSU LTIC award to be granted in March 2023, subject to your continued employment on the grant date. LTIC award details are defined by and subject to the 2016 Stock Incentive Plan, as amended (the "2016 Stock Plan") and form of grant agreements approved by the Committee. All LTIC awards are subject to approval by the President and CEO, Chief Human Resources Officer, and the Committee.

As a Section 16 Officer, you will be subject to the Stock Ownership Requirements policy, which requires you to achieve Shyft stock ownership at a level equivalent to three times your base salary within five years. The details of the policy will be provided following your start date.

Additional Long-Term Incentive Compensation Award

You will receive a Company equity award with a grant date value of $750,000 to be awarded in the form of RSUs within 30 days of your start date. The number of RSUs issued will be determined using the average closing stock price over the preceding 30 calendar days. The RSUs will vest ratably over the next three years on the anniversary of the grant date. The award will otherwise be subject to the terms of the 2016 Stock Plan and form of grant agreement approved by the Committee.

Sign-on Bonus

You will receive a sign on bonus of $500,000, less applicable taxes and withholdings. This amount will be paid to you coincident with the payment of ordinary course payments pursuant to the AIC Plan in mid-March 2023. You must be employed with the Company at the time of payment to be eligible. If you voluntarily leave employment with the Company or are terminated for cause as reasonably determined in good faith by the Board, you will be required to repay 100% of the sign on bonus if the separation occurs within the first 12 months of your start date and 50% of the sign on bonus if the separation occurs more than 12 months, but less than 24 months following your start date.

Benefits

You will be eligible to participate in the Company-sponsored employee benefit plans. You will become eligible for most benefits the first day of employment and the plans will be discussed in more detail during orientation. A highlight of current benefits is set forth below for your consideration.

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Vacation - You will accrue vacation at a rate of 3.07 hours per week, which is equivalent to four (4) weeks of vacation annually. If your employment ends within one year of your date of hire (with or without cause), you will not be paid for unused vacation.

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Health and Welfare Benefits - You will be eligible to elect health and welfare benefits, effective on your date of hire. The Company offers one (1) PPO medical plan and two (2) different High Deductible Health Plans, with optional Health Savings Accounts. Dental, vision and an assortment of other benefit offerings are also available to you. Please reference the benefits guide for additional information.

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Retirement Plan - You will also be eligible to participate in the Company's 401(k) Retirement Plan the first day of the month following sixty (60) days of employment. The Company matches 50% of an employee's 401(k) deferral percentage up to the first 6% of eligible compensation.

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Employee Stock Purchase Program - We offer an Employee Stock Purchase Plan (ESPP) to all employees after 180 days of employment. The plan allows you to buy Company stock at a 10% discount through payroll deduction.

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Executive Officer Perquisites - You will be eligible to receive perquisites and participate in plans available to other similarly situated Executive Officers, including the Supplemental Executive Retirement Plan, annual executive physical, Executive Severance Plan, additional life insurance, and available enhanced LTD coverage. Details of these plans will be provided after your start date.

The terms and scope of participation for these benefits and the compensation plans and policies referenced in this letter are subject to the plans and policy documentation and are subject to change.

This letter is not an employment contract. Your employment with the Company will be "at-will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause, and with or without notice, without liability to you, other than as expressly provided in this offer. If you agree to the terms of this offer and commence employment, a contract of employment is not created.

Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete outline of the offer between you and the Company regarding employment.

The Company requires the successful completion of a post-offer, pre-employment background check and drug screen. In addition, due to your role, your employment will be conditioned upon you signing a Confidentiality, Assignment and Restrictive Covenant Agreement. By signing this offer, you represent and warrant to the Company that you are under no contractual commitments that will conflict or be inconsistent with your employment by the Company.

The offer set forth in this letter is also contingent on the acknowledgment of the Company's Code of Conduct.

If you have any questions regarding this letter, please do not hesitate to contact me by phone at 269-986-9091 or via email at Colin.Hindman@theshyftgroup.com.

In anticipation of your acknowledgement of this offer, we wish you every success as you join the Shyft Group team.

Sincerely,

THE SHYFT GROUP, INC.

/s/ Colin Hindman

By:         Colin Hindman

Its:         Chief Human Resources Officer

By signing below, I accept the terms of the offer set forth above.

Acknowledged and agreed to on December 6, 2022.

/s/ John Dunn

John Dunn

October 25, 2023

Via email John Dunn

c/o The Shyft Group, Inc. 41280

Bridge Street

Novi, Michigan 48375

Dear John,

On behalf of Board of Directors (the “Board”) of The Shyft Group, Inc. (the “Company”) and its subsidiaries, we are pleased to offer you a promotion with the Company to the position of President and Chief Executive Officer (“CEO”) of The Shyft Group, Inc.

We believe that your background, experience, and skill set are ideal to move the business to the next level and drive future success.

In this role, you will continue to be an Executive Officer of the Company and subject to Section 16 of the Securities Exchange Act of 1934 and its rules and regulations related to ownership of or transactions in the Company’s securities (“Section 16 Officer”).

The following summarizes the components of the promotion offer. If you find these terms acceptable, please sign and date where indicated, and return a scanned copy to my attention by October 25, 2023. Your effective date for the promotion will be October 26, 2023 (or such other date to which you and the Company may mutually agree).

We also intend to appoint you as a member of the Board. As President and CEO, you will report to the Board. The general terms and conditions of this offer are as follows:

Workplace Location

Your primary place of employment will be the Company’s Novi facility located at 41280 Bridge Street, Novi, MI 48375, with frequent travel expected, including to other Company facilities.

Compensation

Your annual base salary rate will be $780,000 per year (“Base Salary”), less applicable withholdings and payroll deductions. This position is classified as exempt and you will be paid bi-weekly substantially in accordance with the Company’s normal payroll procedures. You will next be eligible for a Base Salary merit increase in the ordinary course starting in 2025.

Annual Incentive Compensation

You will continue to be eligible to participate during employment in the Company’s Annual Incentive Compensation (“AIC”) program for annual cash-based incentive compensation. The target level for your promotion for this AIC award is 100% of your Base Salary and will be pro- rated for partial years of service (including during the year of this promotion). The actual payout for the AIC award can range from 0% to 200% of target and depends on the achievement of applicable corporate and/or individual performance metrics. Payment of the AIC award is generally dependent upon continued employment as of the date the compensation is paid. AIC award details are further provided by and subject in all respects to The Shyft Group, Inc. Annual Incentive Compensation Policy, as may be amended from time to time, and any other applicable AIC award documentation. All AIC awards are subject to specific approval and administration by the Human Resources and Compensation Committee (the “Committee”) of the Board.

Long-Term Incentive Compensation

You will continue to be eligible to participate during employment in the Company’s Long-Term Incentive Compensation ("LTIC”) program, pursuant to which program the Committee has the discretionary authority to issue equity awards, including annual awards that are typically in the form of service-based Restricted Stock Units (“RSU award”) and performance-based Restricted Stock Units (“Performance Share Units” or “PSU award”). RSU awards currently vest in general on a ratable basis over three years from the grant date, and PSU awards are currently earned in general from 0% to 200% of target after a three-year performance period.

The target level that the Committee will consider for your annual LTIC participation percentage, starting in 2024, will be 285% of your Base Salary. We expect your first RSU/PSU LTIC awards for your promotion to be granted in March 2024, subject to your continued employment on the grant date for such awards (you have already been granted RSU/PSU LTIC awards for your current role earlier in 2023). LTIC award details are further established under and subject to The Shyft Group, Inc. Stock Incentive Plan or its applicable successors (the “Stock Plan”) and the forms of grant agreements approved by the Committee for such awards. All LTIC awards are subject to specific approval and administered by the Committee.

Stock Ownership Requirements Policy

As a Section 16 Officer, you will continue to be subject to the Company’s Stock Ownership Requirements policy, which currently requires you to achieve ownership of Shyft stock or applicable stock equivalents at a level equal to five times your Base Salary within five years of your promotion date.

Additional Long-Term Incentive Compensation Awards

In recognition of your promotion, you will receive a Company equity award, within 30 days of your promotion effective date, with a target grant date fair value of $780,000 and awarded 100% in the form of target PSU awards.

The number of target PSUs subject to such award will be determined using the average closing Company stock price over the 30 calendar days preceding (but not including) the date of grant for such award. The PSUs will generally vest after a three-year performance period running from the grant date, subject to the Company’s cumulative financial performance over the performance period relative to a Committee- selected Total Shareholder Return Peer Group.

After the end of the three-year PSU performance period, shares of the Company’s common stock will be issued, to the extent earned, in settlement of the target PSUs with the aggregate number of shares earned from 0% to 200% of the number of target PSUs granted.

The PSU award will otherwise be subject to the terms of the Stock Plan and form of grant agreement approved by the Committee for such award.

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Benefits

You will continue to be eligible to participate during employment in the Company-sponsored employee benefit plans. You are already eligible for most benefits given your current employment. A highlight of current benefits is set forth below for your review:

●	Vacation - You will be entitled to a minimum of four (4) weeks of vacation annually.

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Health and Welfare Benefits - You will be eligible to elect health and welfare benefits annually. The Company offers one (1) PPO medical plan and two (2) different High Deductible Health Plans, with optional Health Savings Accounts. Dental, vision and an assortment of other benefit offerings are also available to you. Please reference the benefits guide for additional information.

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Retirement Plan - You will also be eligible to continue to participate in the Company’s 401(k) Retirement Plan given your current employment. The Company matches 50% of an employee’s 401(k) deferral percentage up to the first 6% of eligible compensation.

●

Employee Stock Purchase Program - We offer participation in an Employee Stock Purchase Plan (“ESPP”) to all employees after 180 days of employment. The ESPP allows you to buy Company stock at a 10% discount through payroll deduction, subject to applicable terms and conditions of the ESPP.

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Executive Officer Perquisites: You will be eligible to receive perquisites and continue to participate in programs available to other Executive Officers, including the Supplemental Executive Retirement Plan, annual executive physical, Executive Severance Plan, additional life insurance, and available enhanced Long-Term Disability coverage.

The terms and scope of participation for these benefits and the compensation plans and policies referenced in this letter are subject to the plans and policy documentation and are subject to change.

This letter is not an employment contract. Your employment with the Company will continue to be “at- will,” meaning that either you or the Company are entitled to terminate your employment at any time and for any reason, with or without cause, and with or without notice, without liability to you, other than as expressly provided in this offer. If you agree to the terms of this offer and continue employment in your new role, a contract of employment is not created. However, as an employee of the Company, you will continue to be subject to (or deemed subject to) Company policies applicable to other Executive Officers as in effect from time to time.

Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete outline of the offer between you and the Company regarding continued employment in your new role.

You are responsible for all federal, state, city or other taxes imposed on compensation and benefits provided pursuant to or otherwise related to your employment. The Company may withhold from any amounts payable to you under this letter or otherwise all federal, state, city or other taxes as the Company or its affiliates are required to withhold. The Company is not obligated to guarantee any particular tax result for you with respect to any payment or benefit provided to you. Further, to the extent applicable, it is intended that benefits and payments under the offer comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended.

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Nothing in this offer or otherwise prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and you may participate in whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) and in awards from a government-administered whistleblower award program for providing information directly to a government agency.

The Company requires the successful completion of a post-offer background check. In addition, in connection with your current role with the Company, you have signed a Confidentiality, Assignment and Restrictive Covenant Agreement and acknowledged the Company’s Code of Conduct. By signing this letter, you represent and warrant to the Company that you are under no contractual commitments that will conflict or be inconsistent with your continued employment in your new role by the Company.

By signing this letter, you also acknowledge and agree that your compensation or other benefits or amounts described in this letter (or otherwise provided to you) are and will be subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, and that you consent to be bound by the terms of such policies and fully cooperate with the Company in connection with the terms and conditions thereof.

We are looking forward to having you become President and Chief Executive Officer of the Shyft Group. We are highly confident in your ability to lead the Shyft team in the successful growth and performance of the business.

If this letter accurately reflects your understanding of the offer, please indicate your understanding and acceptance by signing a copy of this letter and returning it.

Sincerely,

THE SHYFT GROUP, INC.

/s/ James Sharman

By:    James A. Sharman

Its:    Chair of the Board of Directors

By signing below, I accept the terms of the offer set forth above.

Acknowledged and agreed to on the       October       day of       25      , 2023.

/s/ John Dunn

John Dunn

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